Exhibit 99.1

Rule 2.23	Form 2.9B

Notice of appointment of an
administrator by company or director(s)

(where a notice of intention to appoint has been issued)

	Name of Company Smart Devices Limited	Company Number 03425367

	In the Guildford County Court (full name of court)	For court use only 077 of 2008

(a) insert name and address of registered office of the company	1. Notice is given that, in respect of

(a) Smart Devices Limited whose registered office is at 11 St James Square, Manchester, M2 6DN (the company)

the directors of the company ('the appointor') hereby appoints (b)

(b) Give name(s) and address(es) of administrator(s)	Stephen Gerard Clancy and Steven Muncaster of MCR Corporate Restructuring, 11 St James Square, Manchester, M2 6DN

as administrator(s) of the company.

'Delete as applicable	2. The written statement(s) in Form 2,2B ~~*is~~/are attached,

3. The appointor is entitled to make an appointment under paragraph 22 of Schedule B1 to the Insolvency Act 1986.

4. This appointment is In accordance with Schedule B1 to the Insolvency Act 1986.

'Delete as applicable	5. The company ~~*is~~/is not *an insurance undertaking/a credit Institution/an Investment undertaking providing services involving the holding of funds or securities for third parties/or a collective investment undertaking under Article 1.2 of the EC Regulation.

(c) Insert whether main or territorial proceedings
6. For the following reasons it is considered that the EC Regulation *williwill-not apply. If it does apply, these proceedings will be (c) main proceedings as defined in Article 3 of the EC Regulation: because *the centre of main interest of the company is in England and Wales,

7. Where there are joint administrators, for the purposes of paragraph 100(2) of Schedule 81 to the Insolvency Act 1985, the functions of the administrators or any act required or authorised under any enactment to be done by an administrator may be done by either or both of the joint administrators jointly or severally or any persons for the time being holding that office.

ADM 02350C • Form 2.9B Notice of appointment of an administrator by company or doector( ).doc

Form 2.9B continued

(d) Insert date
8. The appointor has given written notice of the intention to appoint in accordance with paragraph 28(1) of Schedule 61 to the Insolvency Act 1986 and a copy of that notice was filed at court on (d) ________________________ 2008.

and ~~*(a) five business have elapsed from the date of the notice, or~~
*Delete as appropriate	*(b) each person to whom the notice was sent has consented to this appointment

(f) Insert name and address a person makIng declaration	I (e) Simon Richard France, Sunnydell, Frensham Road, Franham, Surrey, GU10 3AF (If making the declaration on behalf of appointor indicate capacity e.g. director/solicitor)

do solemnly and sincerely declare that:

(I) the information in this notice and
(II) the statements made and information given in the notice of intention to appoint are, and remain, to the best of my knowledge and belief, true,

AND I make this solemn declaration conscientiously believing the same to be true and by virtue of the Statutory Declarations Act 1835

This 26th day of November 2008

Before me

A Commissioner of Oaths or Notary Public or Justice of the Peace or Solicitor or Duly Authorized Officer.

(f) Inserte date and time	Endorsement to be completed by court This notice was filed (f) 26th November 2008 at 09:25 am

ADM 02350C • Form 2.9B Notice of appointment of an administrator by company or doector( ).doc